UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2014

Iridium Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33963	26-1344998
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1750 Tysons Boulevard, Suite 1400

McLean, VA 22102

(Address of principal executive offices, including zip code)

(703) 287-7400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 8, 2014, we entered into an underwriting agreement (the “Common Underwriting Agreement”) with Raymond James & Associates, Inc., as representative of the several underwriters named in Schedule 1 thereto (the “Common Underwriters”), relating to an underwritten public offering of 7,377,050 shares (the “Common Shares”) of our common stock. The price to the public was $6.10 per share, and the Common Underwriters agreed to purchase the Shares from us pursuant to the Common Underwriting Agreement at a purchase price of $5.795 per share. Under the terms of the Common Underwriting Agreement, we also granted the Common Underwriters an option, exercisable for 30 days, to purchase up to an additional 1,106,558 shares of our common stock at a purchase price of $5.795 per share.

A copy of the Common Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K. The foregoing description of the material terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

On May 8, 2014, we also entered into an underwriting agreement (the “Preferred Underwriting Agreement”) with Deutsche Bank Securities Inc. and Raymond James & Associates, Inc., as representatives of the several underwriters named in Schedule 1 thereto (the “Preferred Underwriters”), relating to an underwritten public offering of 500,000 shares (the “Preferred Shares”) of our new 6.75% series B cumulative perpetual convertible preferred stock. The price to the public was $250 per share, and the Preferred Underwriters agreed to purchase the Preferred Shares from us pursuant to the Preferred Underwriting Agreement at a purchase price of $242.50 per share.

A copy of the Preferred Underwriting Agreement is filed as Exhibit 1.2 to this Current Report on Form 8-K. The foregoing description of the material terms of the Preferred Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 7.01	Regulation FD Disclosure.

On May 9, 2014, we announced the pricing of our offering of 7,377,050 Common Shares at a price to the public of $6.10 per share and of our concurrent offering of 500,000 Preferred Shares at a price to the public of $250 per share. In connection with the Common Shares offering, we also granted to the Common Underwriters a 30-day option to purchase 1,106,558 additional Common Shares at the public offering price to cover over-allotments, if any. Both offerings are expected to close on or about May 14, 2014, subject to customary closing conditions.

The gross proceeds to us from the two offerings are expected to be approximately $170 million, before deducting the underwriting discount and estimated offering expenses payable by us and assuming the Common Underwriters do not exercise their option to purchase additional shares of common stock. We intend to use the net proceeds of the offerings for general corporate purposes, including capital expenditures, working capital and general and administrative expenses.

Raymond James, Deutsche Bank Securities and William Blair are acting as joint book-running managers for the Common Shares offering. Deutsche Bank Securities and Raymond James are acting as joint book-running managers for the Preferred Shares offering and Canaccord Genuity and Societe Generale are acting as co-managers.

The offerings are being made only by means of a prospectus, which is part of the effective shelf registration statement that has been filed with the Securities and Exchange Commission (the “SEC”).

A copy of the press release announcing pricing of the offerings is attached hereto as Exhibit 99.1. Pursuant to the rules and regulations of the SEC, such exhibit and the information set forth therein and herein are deemed to be furnished and shall not be deemed to be filed for any purpose. Furthermore, the information in this Current Report on Form 8-K furnished under this Item 7.01 shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless such incorporation by reference is specifically referenced therein.

Neither the disclosures on this Form 8-K nor press release shall constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibit.

Exhibit Number	Description

1.1	Underwriting Agreement, dated May 8, 2014 between Iridium Communications Inc. and Raymond James & Associates, Inc., as representative of the several underwriters named in Schedule 1 thereto

1.2	Underwriting Agreement, dated May 8, 2014 between Iridium Communications Inc. and Deutsche Bank Securities Inc. and Raymond James & Associates, Inc., as representatives of the several underwriters named in Schedule 1 thereto

99.1	Press release dated May 9, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDIUM COMMUNICATIONS INC.

Date: May 9, 2014	By:	/s/ Thomas J. Fitzpatrick

		Name:	Thomas J. Fitzpatrick

		Title:	Chief Financial Officer

Exhibit Index

Exhibit Number	Description

1.1	Underwriting Agreement, dated May 8, 2014 between Iridium Communications Inc. and Raymond James & Associates, Inc., as representative of the several underwriters named in Schedule 1 thereto (furnished pursuant to Item 1.01 of Form 8-K)

1.2	Underwriting Agreement, dated May 8, 2014 between Iridium Communications Inc. and Deutsche Bank Securities Inc. and Raymond James & Associates, Inc., as representatives of the several underwriters named in Schedule 1 thereto (furnished pursuant to Item 1.01 of Form 8-K)

99.1	Press release dated May 9, 2014 (furnished pursuant to Item 7.01 of Form 8-K)